EXECUTION COPY

Exhibit 10.3

CREDIT SUPPORT AGREEMENT

THIS CREDIT SUPPORT AGREEMENT is being entered into as of February 23, 2009 by and between ALAN M. MECKLER (“Alan”) and Ellen L. Meckler (“Ellen”), New York residents having a mailing address of 435 East 52nd Street, New York, New York 10022 (collectively “Meckler”), and JUPITERMEDIA CORPORATION, a Delaware corporation having an office at 23 Old Kings Highway S., Darien, CT 06820 (the “Company”).

RECITALS

WHEREAS, the Company entered into an interest rate swap (the “Swap”) pursuant to the ISDA Master Agreement dated as of July 19, 2007, including the Schedule and Confirmation, both dated as of July 19, 2007, as modified by the First Amendment to ISDA Master Agreement, dated as of February 23, 2009;

WHEREAS, the Company desires to maintain the Swap following the sale of certain of the Company’s assets and has pledged all its assets as security for its obligations under the Swap;

WHEREAS, as a condition to allowing such swap agreement to remain in place, the Company is required to provide additional credit support; and

WHEREAS, Alan is willing to issue the Meckler Guaranty (as defined below) and Ellen is willing to grant the Meckler Security (as defined below) on the terms and conditions hereof.

NOW THEREFORE, for good and valuable consideration, the parties hereby agree as follows:

ARTICLE I - DEFINITIONS

1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” means this Credit Support Agreement.

“Bank” means KeyBank National Association and its successors and assigns.

“Business Day” means any day that is not a Saturday, a Sunday or a day on which banks are required or authorized by law to be closed in the State of New York.

“Company” has the meaning ascribed to such term in the introductory paragraph to this Agreement.

“Company Make-Whole Payments” has the meaning ascribed to such term in Section 2.03.

“Company Reports” means reports, registrations, documents, filings, statements and submissions, together with any amendments thereto, that the Company or any subsidiary of the Company is required to file with the Securities and Exchange Commission.

“Guaranty Fee” has the meaning ascribed to such term in Section 2.05.

“Guaranty Payment” means any payment made by Meckler under the Meckler Guaranty and/or any proceeds or value paid or received by the Bank that is related to or arising out of the Meckler Security including pursuant to any foreclosure.

“Guaranty Payment Notice” has the meaning ascribed to such term in Section 2.02.

“Material Adverse Effect” means a material adverse effect on the business, results of operations or financial condition of the Company and its consolidated subsidiaries taken as a whole.

“Meckler” has the meaning ascribed to such term in the introductory paragraph to this Agreement.

“Meckler Guaranty” means the Guaranty of Payment dated February 23, 2009 from Alan to the Bank pursuant to which Alan has guaranteed payment of the Company’s obligations under the Swap Agreement.

“Meckler Security” means the Mortgage, Security Agreement, Assignment of Leases and Rents and Fixture Filing dated February 23, 2009 from Ellen to the Bank pursuant to which Ellen has granted the Bank a mortgage to secure the payment of the Company’s obligations under the Swap Agreement.

“Reimbursement Payment” has the meaning ascribed to such term in Section 2.03.

“Relevant Provision” means any provision (a) under the Swap Agreement that is related to any payment to or from the Company thereunder, the interest rates specified in the confirmation to the Swap Agreement or any other material provision of the Swap Agreement; or (b) under any agreement with the Bank that pledges any property or assets of the Company as collateral for the Swap Agreement.

“Security Documents” means any and all agreements or documents reflecting or relating to any security interest, pledge, mortgage, or lien granted to the Bank as security or collateral for the Swap Agreement.

“Swap Agreement” means the ISDA Master Agreement dated as of July 19, 2007 between the Bank and the Company, including the Schedule and Confirmation, both dated as of July 19, 2007, as modified by the First Amendment to ISDA Master Agreement, dated as of February 23, 2009.

1.02. Terms Generally. Words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, the terms “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement and not to any particular provision of this Agreement, and Article, Section and paragraph references are to the Articles, Sections and paragraphs of this Agreement unless otherwise specified, and the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation”, unless otherwise specified.

ARTICLE II RELATIONSHIP BETWEEN PARTIES GUARANTEE

2.01. Acknowledgement of Guaranty. Alan provided the Meckler Guaranty to the Bank and Ellen provided the Meckler Security to the Bank in order to allow the Company to keep the Swap Agreement in place and avoid a significant payment in connection with the termination of the Swap Agreement. For the avoidance of doubt, the Company remains the primary obligor under the Swap Agreement and vis-à-vis the Company, Meckler’s obligations are secondary.

2.02. Guaranty Payments. The Company understands and acknowledges that any Guaranty Payment with respect to the Swap Agreement shall be paid by Meckler directly to the Bank upon any demand by the Bank under the Meckler Guaranty or the Meckler Security. Under no circumstances or events shall Meckler, either before or after a Guaranty Payment, be obligated to, or liable for, any failure to, challenge, investigate or independently determine the amount, appropriateness or validity of any request for payment by the Bank under the Meckler Guaranty or the Meckler Security or any defense or counterclaims available to the Company under the Swap Agreement. Meckler will provide prompt written notice to the Company of any Guaranty Payment to the Bank (the “Guaranty Payment Notice”).

2.03. Company Make-Whole Payments. The Company hereby irrevocably and unconditionally covenants and agrees:

(a) to reimburse Meckler immediately upon receipt of the Guaranty Payment Notice for any and all Guaranty Payments set forth in the Guaranty Payment Notice (the “Reimbursement Payment”) (without duplication of any amounts actually received by Meckler as subrogee or assignee under the Swap Agreements);

(b) beginning as of the date of the failure by the Company to pay Meckler the Reimbursement Payments in accordance with Section 2.03(a) or the Guaranty Fee in accordance with Section 2.03(c), interest will accrue and be payable on any unpaid Reimbursement Payments or unpaid Guaranty Fee until such amount shall have been paid in full by the Company, at an interest rate equal to twelve percent (12%) per annum; and

(c) to reimburse Meckler for all reasonable out-of-pocket expenses incurred by him or her under, related to, or in connection with, this Agreement, the Meckler Guaranty or the Meckler Security including fees and costs related to the negotiation, execution, implementation, administration, performance of this Agreement, the Meckler Guaranty or Meckler Security or the costs related to the enforcement of the Company’s obligations hereunder collecting any sums due hereunder or the protection or preservation of any of rights of Meckler. Such expenses shall include the reasonable compensation and expenses, disbursements and advances of Meckler’s agents, counsel, accountants and experts.

Clauses (a), (b) and (c) above are collectively referred to herein as the “Company Make-Whole Payments”.

2.04. Waiver of Defenses. The Company hereby waives any defenses it might otherwise have to its payment obligations under any of the Swap Agreement or under Section 2.03 hereof, in each case beginning at such time as Meckler has made any Guaranty Payment and continuing until such time as all Company Make-Whole Payments have been received by Meckler.

2.05 Compensation to Meckler. Unless and until the Meckler Guaranty and Meckler Security are forever and unconditionally terminated, discharged and released including upon any termination of the Swap Agreement by the Company, the Company shall pay Meckler a monthly fee (the “Guaranty Fee”) equal to one twelfth (1/12) of one percent (1%) of the notional amount of the Swap calculated as of such date. The notional amount of the Swap on the date hereof is $49,250,000 and such notional amount is scheduled to be reduced in accordance with Schedule A attached hereto. The Guaranty Fee shall be paid on the 23rd day of each month (or if such day is not a business day, on the next following business day) without notice or demand beginning with the first payment on the date hereof. The Guaranty Fee for such month shall be deemed fully earned upon receipt and will not be subject to any recapture or reimbursement due to any future event or occurrence including a subsequent termination of the Swap Agreement or release of the Meckler Guaranty or Meckler Security.

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE COMPANY

3.01. Organization and Authority. The Company has been duly organized and is validly existing and in good standing under the laws of Delaware, with the necessary power and authority to own its properties and conduct its business in all material respects as currently conducted, except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

3.02. Authorization, Enforceability.

(a) The Company has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, and no further approval or authorization is required on the part of the Company. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

(b) The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby and compliance by the Company with the provisions hereof, will not (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of the Company or any subsidiary of the Company under, any of the terms, conditions or provisions of, as applicable, (X) its organizational documents or (Y) any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or any subsidiary of the Company may be bound, or to which the Company or any subsidiary of the Company may be subject (excluding this Agreement and any agreement entered into in connection herewith), or (ii) violate any statute, rule or regulation or any judgment, ruling, order, writ, injunction or decree applicable to the Company or any subsidiary of the Company or any of their respective properties or assets except, in the case of clauses (i)(Y) and (ii), for those occurrences that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

(c) No prior notice to, filing with, exemption or review by, or authorization, consent or approval of, any governmental entity is required to be made or obtained by the Company in connection with the execution of this Agreement, except for any such notices, filings, exemptions, reviews, authorizations, consents and approvals which have been made or obtained or the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

ARTICLE IV - COVENANTS

4.01. Company On-going Reporting. The Company covenants and agrees that, for so long as the Swap Agreement is outstanding, it shall furnish or cause to be furnished to Meckler (a) a statement as to all payment made by the Company under the Swap Agreement, (b) copies of all financial or other information provided to the Bank including all Company Reports and (c) such other information about the Company, its financial condition and its operation that Meckler may reasonably request. Any such information shall be provided within ten (10) Business Days of receipt by the Company of any such request by Meckler or, with respect to clause (c) only, as soon thereafter as reasonably practicable. The Company covenants and agrees that, for so long as the Swap Agreement is outstanding, Meckler may request that the Company use its commercially reasonable efforts to obtain a statement as to the costs to terminate the Swap Agreement as of the end of the immediately preceding month; provided, however, (i) such request shall only be made one (1) time per week and (ii) the Company’s commercially reasonable efforts shall not include any action that is not permitted by the terms of the Swap Agreement and shall not require the Company to incur any unreasonable out-of-pocket expenses.

4.02. Notice of Defaults. The Company covenants and agrees that it shall notify Meckler within one (1) Business Day of any default, breach, or violation of the Swap Agreement which gives rise to a termination event or event of default thereunder, without giving effect to any cure period, whether such debt is existing as of the date of this Agreement or is issued subsequent to the date hereof, if such default would result, or would reasonably be expected to result, in an event of default under the Swap Agreement.

4.03. Swap Agreement. The Company shall monitor the amount necessary to completely discharge its obligations under the Swap Agreement in the event that an early termination date is designated under the Swap Agreement. If the Company becomes aware that the amount payable by it pursuant to Section 6(e) of the Swap Agreement is zero, the Company shall promptly take all action necessary to terminate the Swap Agreement. Notwithstanding the preceding sentence, without the express written consent of Meckler, the Company covenants and agrees that it shall not (a) agree to terminate the Swap Agreement unless the Company is solvent after making any necessary payment under the Swap Agreement and is able to pay all its liabilities and obligations under the Swap Agreement without looking to any payment under the Meckler Guaranty or Meckler Security or (b) at any time after Meckler is no longer the Chief Executive Officer of the Company, amend, modify, or consent to any amendment or modification, or waive any Relevant Provision including the acceptance of any release by the Bank of any collateral for the Swap Agreement.

4.04. Waiver by the Company. The Company acknowledges and agrees that if any covenant, stipulation or other provision of this Agreement that imposes on the Company the obligation to make any payment is at any time void under any provision of applicable law, the Company will not make any claim, counterclaim or institute any proceedings against Meckler or any of its assignees or subrogees for any amount paid by the Company at any time, and the Company waives unconditionally and absolutely any rights and defenses, legal or equitable, which arise under or in connection with any such provision and which might otherwise be available to it for recovery of any amount due under this Agreement.

4.05 Consent and Acknowledgments The Company hereby (a) acknowledges, and consents to Meckler’s right to purchase the Bank’s interests under the Swap Agreement and the Security Documents; (b) waives its rights to consent to any transfer or assignment to Meckler of the Swap Agreement or the Security Documents and (c) confirms that upon any such assignment, the Company will recognize Meckler as the holder of all of the Bank’s rights under the Swap Agreement and the Security Documents. The Company further acknowledges that upon payment in full of all obligations to the Bank under the Meckler Guaranty that Meckler will be subrogated to all rights of the Bank against the Company under the Swap Agreement and the Security Documents.

ARTICLE V MISCELLANEOUS

5.01. Amendment and Modification of this Agreement. This Agreement may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

5.02. Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as FedEx, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to the Company:	Jupitermedia Corporation 23 Old Kings Highway S. Darien, CT 06820 Attention: Chief Financial Officer

With a copy to:	Jeffrey Poss, Esq. Willkie Farr and Gallagher 787 Seventh Avenue New York, New York 10019-6099

if to Meckler, to:	Alan M. Meckler 435 East 52nd Street New York, NY 10022

with a copy to:	Wayne A. Martino, Esq. Brenner, Saltzman & Wallman LLP 271 Whitney Avenue New Haven, CT 06511

5.03. Counterparts. This Agreement may be executed in counterparts, which, together, shall be considered one and the same agreement. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original, executed counterparts, provided receipt of such counterparts is confirmed.

5.04. Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

5.05. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York without giving effect to principles of conflicts of law.

5.06. Venue. Each of the parties hereto irrevocably and unconditionally agrees that any legal action arising under or in connection with this Agreement is to be instituted in the state or federal courts located in the State of New York.

5.07. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party, and any purported assignment without such consent shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

5.08. Headings. The headings and subheadings contained in this Agreement, except the terms identified for definition in Article I and elsewhere in this Agreement, are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

5.09 Entire Agreement. This Agreement is intended by the parties as the final expression of the rights and obligations of the parties and supercedes all prior understandings and agreements.

5.10 No Waiver. Any waiver, consent or approval by Meckler and the Company of any breach of any provision, condition or covenant of this Agreement must be in writing and shall be effective only to the extent set forth in writing. No waiver of any breach or default shall be deemed a waiver of any later breach or default of the same or any other provision of this Agreement. No failure or delay on the part of Meckler and the Company in exercising any power, right or privilege under this Agreement shall operate as a waiver thereof, and no single or partial exercise of any such power, right or privilege shall preclude any further exercise thereof, or the exercise of any further power, right or privilege.

5.11 Guaranty Not Affected. The failure by the Company to perform any of its obligations under this Agreement (including any payment required hereunder) or any agreement entered into in connection herewith, the breach of any representation or warranty herein or in any such other agreement, or any provision of this Agreement or any such other agreement shall not relieve Meckler of his obligations under the Meckler Guaranty. Such obligations are independent of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written.

JUPITERMEDIA CORPORATION		ALAN M. MECKLER

By:	/s/ Alan M. Meckler	/s/ Alan M. Meckler
Its Chairman and CEO

ELLEN L. MECKLER

/s/ Ellen L. Meckler

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